Exhibit (h)(40)

INVESTMENT MANAGEMENT AGREEMENT
[●]

THIS AGREEMENT is made this [●] day of [●], 2024 by and between [●] (the “Fund”), a Cayman Islands exempted company with limited liability, and Teachers Advisors, LLC (the “Advisor”), a Delaware limited liability company.

WHEREAS, the Fund is a wholly-owned subsidiary of the Nuveen Green Bond Fund (the “Parent Fund”), a series of TIAA-CREF Funds (the “Trust”), a Delaware statutory trust;

WHEREAS, Advisor is engaged principally in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Fund desires to retain Advisor to render investment advisory and management services to the Fund, in the manner and on the terms and conditions set forth in this Agreement;

WHEREAS, Advisor is willing to provide investment advisory and management services to the Fund in the manner and on the terms and conditions set forth in this Agreement;

WHEREAS, Advisor and the Trust, on behalf of the Parent Fund, previously entered into an amended and restated investment management agreement dated October 1, 2018, as amended from time to time, pursuant to which Advisor currently provides investment advisory and management services to each series of the Trust, including the Parent Fund (the “Parent Fund Agreement”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and in the Parent Fund Agreement, Fund and Advisor hereby agree as follows:

1.	Appointment.

Pursuant to the Fund’s Memorandum and Articles of Association, dated July 17, 2024 (the “Articles”), the Fund hereby appoints Advisor to act as the Fund’s investment adviser and manager for the periods and on the terms set forth herein. Advisor hereby accepts the appointment as investment adviser and manager, and agrees, subject to the supervision of the Board of Directors of the Fund (the “Board”), to furnish the services and assume the obligations set forth in this Agreement for the compensation set forth in the Parent Fund Agreement.

2.	Generally.

a) As the Fund’s investment adviser and manager, Advisor shall be subject to: (1) the restrictions of the Articles, as amended from time to time; (2) the provisions of the Advisers Act; (3) the statements relating to the Parent Fund’s and the Fund’s investment objectives, investment policies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Parent Fund (the “Parent Fund Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and (4)  such other limitations as Fund or the Trust shall communicate to Advisor in writing.

b) Advisor shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

c) Advisor shall, for purposes of this Agreement, have and exercise full investment discretion and authority to act as agent for the Fund in buying, selling or otherwise disposing of or managing the Fund’s investments, directly or through sub-advisers, subject to direct supervision by the Board and indirect supervision by the Board of Trustees of the Trust.

3.	Investment Advisory Services

a) Advisor shall provide the Fund with such investment research, advice and supervision as Advisor may from time to time consider necessary or appropriate for the proper management of the assets of the Fund, shall furnish continuously an investment program for the Fund, shall determine which securities or other investments shall be purchased, sold or exchanged and what portions of the Fund shall be held in the various securities or other investments or cash, and shall take such steps as are necessary to implement an overall investment plan for the Fund, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments.

b) The Fund has furnished or will furnish Advisor with copies properly certified or authenticated of each of the following additional documents related to the Fund: (i) the Fund’s Articles and (ii) resolutions of the Board appointing Advisor as investment advisor and approving the form of this Agreement.

c) Advisor shall take, on behalf of the Fund, all actions that it deems necessary to implement the investment policies of the Parent Fund, and in particular, to place all orders for the purchase or sale of portfolio investments for the account of the Fund with brokers, dealers, futures commission merchants or banks selected by Advisor. Advisor also is authorized as the agent of Fund to give instructions to any service provider serving as custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In selecting brokers or dealers and placing purchase and sale orders with respect to assets of the Fund, Advisor is directed at all times to seek to obtain best execution within the policy guidelines determined by the Board of Trustees of the Trust and set forth in the Parent Fund’s current registration statement.

Subject to this requirement and the provisions of the 1940 Act, Advisers Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable provisions of law, Advisor may select brokers or dealers that are affiliated with Advisor, the Fund, the Parent Fund, or Trust.

d) Consistent with Advisor’s obligation to provide best execution, Advisor may also take into consideration research and statistical information, wire, quotation and other services provided by brokers and dealers to Advisor. Advisor is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage, research and other services provided by such broker or dealer, viewed in terms of either that particular transaction or Advisor’s overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board of Trustees of the Trust, are those disclosed in the currently effective Parent Fund Registration Statement. Advisor will periodically evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by Advisor in connection with the performance of its obligations under this Agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

e) As part of carrying out its obligations to manage the investment and reinvestment of the assets of the Fund, Advisor shall:

1)	Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of the Fund;
2)	Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for the Fund for review by the Board;
3)	Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;
4)	Take such steps as are necessary to implement any overall investment strategies approved by the Board for the Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;
5)	Report to the Board, upon request, with respect to Advisor’s performance of its obligations pursuant to this Agreement and provide such additional reports and information as the Fund’s officers or Board (or the Trust’s Board of Trustees) reasonably requests;
6)	Maintain all required books, accounts, records, memoranda, instructions or authorizations with respect to the investment-related activities of the Fund;
7)	Furnish any personnel, office space, equipment and other facilities necessary for the investment-related activities of the Fund;
8)	Provide the Fund with such accounting or other data concerning the Fund’s investment-related activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed by the Parent Fund with the Securities and Exchange Commission and any other regulatory entity; and
9)	Assist in determining each business day the net asset value of the shares of the Fund in accordance with applicable law.

4.	Operational Oversight

The Advisor shall provide operational oversight of the services provided to the Fund under the Administrative Services Agreement between Teachers Advisors, LLC and the Trust, dated January 2, 2012.

5.	Allocation of Charges and Expenses.

a) Advisor. Advisor assumes the expense of and shall pay for the performance of its investment-related obligations under Section 3 of the Agreement and its operational oversight obligations under Section 4 of this Agreement, but Advisor does not assume any of the expense of and shall not pay for the Fund’s operational expenses (as detailed in Section 5(b)). Advisor shall at its own expense provide the office space, equipment and facilities that is necessary to provide the investment-related and operational oversight services described under Section 3 and 4 of this Agreement, and shall pay all compensation of officers of Fund and all directors of the Fund who are affiliated persons of Advisor, except as otherwise specified in this Agreement.

b) Fund. Except as provided in Section 5(a), the Fund shall bear all of its operational expenses including, but not limited to: Reimbursable Expenses of the Advisor under the Administrative Services Agreement, custodian fees; transfer agent fees; pricing costs (including the daily calculation of net asset value); fund accounting fees; legal fees; expenses of shareholders’ and/or directors’ meetings; maintenance of non-investment-related books and records, compliance program development and implementation costs; costs in connection with the registration or qualification of shares with federal, state and foreign securities authorities (if applicable) and the continued qualification of shares for sale; expenses of all audits by Fund’s independent accountants (if any), costs of preparing and filing reports with regulatory bodies; fees and expenses of the Board; brokerage commissions, dealer markups and other expenses incurred in the acquisition or disposition of any securities or other investments; costs, including the interest expense, of borrowing money; preparing and filing tax returns, the payment of any taxes; and extraordinary expenses (including extraordinary litigation expenses and extraordinary consulting expenses).

6.	Limitation of Liability.

a) Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

7.	Activities of Advisor.

a) The services of Advisor are not deemed to be exclusive, and Advisor is free to render services to others, so long as Advisor’s services under this Agreement are not impaired. It is understood that directors, officers, employees and shareholders of Fund are or may become interested persons of Advisor, as directors, officers, employees and shareholders or otherwise, and that directors, officers, employees and shareholders of Advisor are or may become similarly interested persons of Fund, and that Advisor may become interested in the Fund as a shareholder or otherwise.

b) It is agreed that Advisor may use any supplemental investment research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts. Advisor or its affiliates may use such information in managing their own accounts. Conversely, such supplemental information obtained by the placement of business for Advisor or other entities advised by Advisor will be considered by and may be useful to Advisor in carrying out its obligations to the Fund.

c) Nothing in this Agreement shall preclude the aggregation of orders for the sale or purchase of securities or other investments by the Fund and other funds, separate accounts, or other accounts (collectively, “Advisory Clients”) managed by Advisor, provided that:

1)	Advisor’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, “no-action” letters, or otherwise; and

2)	Advisor’s policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted and periodically approved by the Board of Trustees of the Trust.

d) Neither Advisor, nor any of its directors, officers, or personnel, nor any person, firm, or corporation controlling, controlled by, or under common control with it shall act as a principal or receive any commission as agent in connection with the purchase or sale of assets for the Fund, except as may be permitted under applicable law.

8.	Books and Records.

a) Advisor hereby undertakes and agrees to maintain all records that are required to be maintained by Fund other than those records that are maintained by another service provider to the Fund.

b) Advisor agrees that all books and records which it maintains for Fund are the property of Fund and further agrees to surrender promptly to Fund any such books, records or information upon Fund’s request. All such books and records shall be made available, within five business days of a written request, to Fund’s or Parent Fund’s accountants or auditors during regular business hours at Advisor’s offices. Fund or its authorized representative shall have the right to copy any records in the possession of Advisor that pertain to Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with applicable law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Fund free from any claim or assertion of rights by Advisor.

c)   Advisor further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if Fund has authorized such disclosure, or if such disclosure is required by applicable regulatory authorities.

9.	Duration and Termination of this Agreement.

a) This Agreement shall remain in effect for a period of one year from the date set forth above, and shall continue in effect from year to year thereafter.

b) This Agreement may be terminated at any time as to the Fund, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting shares of the Fund, or by Advisor, on 60 days’ written notice to the other party.

c) This Agreement shall automatically terminate in the event of its assignment or the termination of the Parent Fund Agreement.

10. Amendments of this Agreement. This Agreement may be amended as to the Fund only by mutual agreement of the parties in writing.

11. Governing Law. This Agreement shall be construed in accordance with laws of the State of New York, and applicable provisions of the Advisers Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

14. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows.

(a)	If to the Fund -

[●] c/o Teachers Advisors, LLC 730 Third Avenue New York, New York 10017-3206

(b)	If to Advisor -

Teachers Advisors, LLC
730 Third Avenue
New York, New York 10017-3206
Attention: President

or to such other address as Fund or Advisor shall designate by written notice to the other.

17. Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Fund and Advisor have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

[●]

By:	[●]
Title: [●]

TEACHERS ADVISORS, LLC

By: [●]
Title: [●]